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                             GENESIS CODE OF ETHICS

The company has adopted the following as its Code of Ethics:

1.       INTEGRITY

GAML will observe high standards of integrity and fair dealing.

2.       SKILL, CARE AND DILIGENCE

GAML will act with due skill, care and diligence.

3.       MARKET PRACTICE

GAML will observe high standards of market conduct. It will also, to the extent endorsed for the purpose of these Ethics, comply with any code or standard as in force from time to time and as it applies to the company either according to its terms or by rulings made under it.

4.       INFORMATION ABOUT CUSTOMERS

GAML will seek from clients which it advises or for whom it exercises discretion, any information about their circumstances and investment objectives which might reasonably be expected to be relevant in enabling it to fulfil its responsibilities to them.

5.       INFORMATION FOR CUSTOMERS

GAML will take reasonable steps to give each client it advises, in a comprehensible and timely way, any information needed to enable him to make a balanced and informed decision. GAML will similarly be ready to provide a client with a full and fair account of the fulfilment of its responsibilities to him.

6.       CONFLICT OF INTEREST

GAML will either avoid any conflict of interest arising or, where conflicts arise, will ensure fair treatment to all its Clients by disclosure, internal rules of confidentiality, declining to act, or otherwise. GAML will not unfairly place its interests above those of its Clients and, where a properly informed Client would reasonably expect that the company would place his interests above its own, the company should live up to that expectation.

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7.       CUSTOMER ASSETS

GAML does not intend to hold Client Assets as part of its business. However, were the company to have control of or be otherwise responsible for assets belonging to a Client it will arrange proper protection for them, by way of segregation and identification of those assets or otherwise.

8.       FINANCIAL RESOURCES

GAML will ensure that it maintains adequate financial resources to meet its investment business commitments and to withstand the risks to which its business is subject.

9.       INTERNAL ORGANISATION

GAML will organise and control its internal affairs in a responsible manner, keeping proper records, and where the firm employs staff or is responsible for the conduct of investment business by non members of staff, will ensure that there are adequate arrangements in place to ensure that personnel are suitable, adequately trained and properly supervised and that there exist well-defined compliance procedures.

10.      RELATIONS WITH REGULATORS

GAML will deal with its regulators in an open and cooperative manner and keep the regulators promptly informed of anything concerning the company which might reasonably be expected to be disclosed to it.
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PERSONAL ACCOUNT DEALING

7.1      INTRODUCTION

All staff members, including officers, of the Genesis Group - including GAML - will have been asked to sign two notices in respect of personal dealings in securities: a Personal Account Notice and an Insider Dealing Notice. The other parts of this section set out in detail the rules to be observed when dealing for your own account.

7.2      RELEVANT TRANSACTIONS

These Rules apply to all transactions in Investments (including taking up rights in a rights issue, exercising options, conversion or subscription rights and buying or selling investments under any offer, including a takeover or tender offer) carried out - or sought to be carried out - by or on behalf of any GAML officer, employee, connected person or advisory representative.

"Investments"" in this context has the meaning given in the UK Financial Services Act 1986 and includes:

a)       shares in British or foreign companies;

b) corporate issues of debenture stock, loan stock, bonds, notes, certificates of deposit, commercial paper or other debt instruments;

c)       warrants to subscribe for investments falling within a) and b) above;

d) depository receipts or other types of instrument relating to investments falling within a), b) or c) above;

e) unregulated unit trusts, mutual funds and similar schemes in the United Kingdom or elsewhere;

f) options, whether on any other investment in this list, on sterling or another currency or on gold, palladium or silver; or an option on an option;

g) futures, i.e. a contract for the purchase or sale at a future date but at a pre-agreed price of any other investment on this list, any currency, gold or silver or any similar asset;

h) contracts for differences e.g. Footsie, S&P 500 or contracts on indices;

i)       investments which are similar or related to any of the foregoing.

A "connected person" means anyone connected with the officer or employee concerned by reason of a domestic or business relationship (other than as arises solely because that person is a client of the company), such that the officer or employee has influence over that person's judgement as to how to invest his property or exercise any rights attaching to his investments.

An "advisory representative" under US law means any partner, officer or director of the adviser; any employee who makes, participates in making, or whose activities relate to making any recommendation; any employee who in the course of his duties obtains any information about securities recommendations prior to their effective dissemination; and any control person, affiliate of a control person, or affiliate of an affiliate of a control person who obtains information about securities recommendations prior to their effective dissemination. This will include staff of Participating Affiliates.

7.3      PROHIBITED DEALINGS

A person covered by these Rules is prohibited from buying or selling - or giving instructions to a third party to buy or sell - on his/her behalf or for his/her benefit an investment if he/she knows or should reasonably know that any one or more of the following circumstances exists:

a) that to do so would contravene the provisions of the UK Criminal Justice Act 1993 (a summary of which is attached as Appendix 1) (see also 7.6 below); or

b) that GAML or any member or affiliate of the Genesis Group intends to publish a recommendation or piece of research or analysis concerning that investment or any related investment, until such time as the Customer(s) for whom the publication was principally intended has had, or is likely to have had, a reasonable opportunity to react to it; or

c) that GAML or any member or affiliate of the Genesis Group has advised a Customer, or has made a decision to deal for a discretionary Customer in that investment, until the order or decision in question has been executed or cancelled; or

d) that to do so would, or would be likely to, involve him/her in a conflict between his/her own interest and that of any Customer or his/her duty to any Customer.

If a person covered by these Rules is precluded by any part of these Rules from themselves entering into any transaction, such person must not, for his own benefit or for the benefit of a connected person of his:

         i) advise or cause any other person to enter into such a transaction; or
         ii) communicate any information or opinion to any other person if they know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

7.4      PERMITTED DEALINGS AND PROCEDURES

A person covered by these Rules is permitted to carry out transactions in Investments, other than Prohibited Dealings (see 7.3 above), subject to the following conditions and procedures:

a)       Dealing

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i) In Emerging Markets or House stocks (see Note below) BEFORE a transaction is entered into or a purchase or sale order is placed with a third party, a Dealing Form must be completed which gives details of the proposed transaction (size, way and nature of investment). This form, which is available from the Compliance Officer, must be signed as approved by a Director of the Company other than the person making the application, and lodged with the Compliance officer. In giving such approval for transactions in House stocks, account will be taken of the requirements of the "Yellow Book" of the London Stock Exchange (see Appendix 2 attached).

ii)      In other stocks.

Prior approval is not required but the provisions of b) and c) below apply.

b)       Reporting.

Within 7 days of a transaction being executed the officer or employee concerned must report such transaction in writing to the Compliance Officer and submit a copy of the relevant contract note or equivalent document.

c)       Disclosure

When seeking to effect a transaction with a third party for a person covered by these Rules the officer or employee concerned must:

i) inform that third party that the proposed transaction is for a person covered by these Rules; and

ii) not request or accept from that third party any credit or special dealing facilities in connection with that transaction.

Note: Emerging Market stocks are those defined as such by the Board of Directors of Genesis. House stocks are those listed Companies and Funds which are managed by a Member or affiliate of the Genesis Group.

7.5      RECORDKEEPING OF PERSONAL SECURITIES TRANSACTIONS

There are detailed requirements of the Advisers Act and of the SEC to keep records of personal securities transactions. These are set out in Section 8.2(a)(ii) of this manual.

7.6      INSIDER TRADING LAWS OF THE USA

The Advisers Act has explicit requirements regarding Insider Trading (a summary of which is attached as Appendix 4) and the US Congress has significantly increased the penalties for insider trading. The SEC has made the review of the required policies and procedures a "focal point" in its adviser inspections.


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The Directors of GAML believe that the policies and procedures set out in
Section 7 of this manual also meet the requirements of US law and of the US regulatory authorities.